Exhibit 99.1

APx Acquisition Corp. I Announces Approval of Extension Meeting Proposals and Intention to Extend Combination Period

New York—February 27, 2023 — APx Acquisition Corp. I (“APx” or the “Company”), a special purpose acquisition company, announced today that at the extraordinary general shareholders meeting held on February 27, 2023, the Company’s shareholders voted in favor of proposals to approve an amendment to the Investment Management Trust Agreement, dated December 6, 2021, and the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended Articles of Association”) to change the payment required to extend the date by which the Company must consummate an initial business combination (the “Combination Period”) by two three-month periods. As amended, the required payments are the deposit by the Company into the trust account (the “Trust Account”) established in connection with the Company’s initial public offering (the “IPO”), of the lesser of (a) $750,000 and (b) $0.125 for each Class A ordinary share then outstanding for each three month amendment.

In connection with the vote to approve the proposals, holders of 10,693,417 shares of Class A ordinary shares issued as part of the units sold in the IPO (the “Public Shares”) properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $111,346,281.12. Following such redemptions, approximately $68,271,080.69 will remain in the Trust Account and 6,556,583 Public Shares will remain issued and outstanding.

On February 27, 2023, the Company’s sponsor notified the Company of its intent to extend the Combination Period by one three-month period.

About APx Acquisition Corp. I

APx Acquisition Corp. I is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering and other reports filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Investor Contact

Xavier Martinez

Chief Financial Officer

Xavi@apxcap.mx

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